    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2001

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
               (Exact name of issuer as specified in its charter)
                             ---------------------

             DELAWARE                             6331                            13-2592361
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
         incorporation or                 Classification Code                Identification No.)
          organization)                         Number)

                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
              (Address, including zip code, and telephone number,
                            including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                           KATHLEEN E. SHANNON, ESQ.
            VICE PRESIDENT, SECRETARY AND ASSOCIATE GENERAL COUNSEL
                       AMERICAN INTERNATIONAL GROUP, INC.
                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
                                (Name, address,
                   including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

                 ANN BAILEN FISHER                                CHARLES S. WHITMAN III
               ROBERT W. REEDER III                                   JOHN M. BRANDOW
                SULLIVAN & CROMWELL                                DAVIS POLK & WARDWELL
                 125 BROAD STREET                                  450 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10004                            NEW YORK, NEW YORK 10017
                  (212) 558-4000                                      (212) 450-4000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED                PROPOSED
                                        AMOUNT                 MAXIMUM                 MAXIMUM
    TITLE OF EACH CLASS OF              TO BE               OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED           PER DEBENTURE(3)       OFFERING PRICE(3)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Zero Coupon Convertible Senior
  Debentures Due 2031.........      $1,747,694,000             65.801%              $1,150,000,129           $287,501(4)
Common Stock, par value $2.50
  per share(1)................           (2)                     (2)                     (2)                     (2)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

 (1) Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the zero coupon convertible senior debentures.

 (2) Pursuant to Rule 457(i) under the Securities Act of 1933, no additional fee is payable with respect to the shares of common stock issuable upon conversion of the zero coupon convertible senior debentures.

 (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act of 1933.

 (4) The registration fee is fully offset by $917,500 paid by the registrant under Registration Statement No. 333-69546, which was initially filed with the Securities and Exchange Commission on September 18, 2001.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. AIG MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued November 7, 2001

                                 $1,519,734,000

[AIG Logo]

                       American International Group, Inc.
               Zero Coupon Convertible Senior Debentures Due 2031
                            ------------------------

Holders may convert the debentures into shares of AIG common stock at a conversion ratio of -- shares per $1,000 principal amount of debentures at maturity, subject to adjustment, before November --, 2031 under any of the following circumstances: (1) during any fiscal quarter commencing after December 31, 2001 or on any business day commencing after September 30, 2031, if the closing sale price of AIG common stock exceeds 120% of the conversion price as in effect for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after September 30, 2031; (2) if the debentures have been called for redemption; or (3) upon the occurrence of certain corporate events. The conversion ratio will not be adjusted for accrued original issue discount.
                            ------------------------

AIG will pay upside contingent interest to the holders of debentures during any six-month period from May 1 to October 31 and from November 1 to April 30, with the initial six-month period commencing November --, 2006, if the average closing sale price of AIG common stock for a certain measurement period equals 120% or more of the conversion price. During any period when upside contingent interest is payable, the contingent interest payable per debenture in either the first three months or second three months of such period will equal the greater of (x) the sum of all regular cash dividends paid by AIG per share on AIG common stock during those three months multiplied by the number of shares of AIG common stock issuable upon conversion of a debenture at the applicable conversion rate and (y) .00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three-month period. AIG will also pay downside contingent interest for these six-month periods commencing November --, 2006 if the closing sale price of AIG common stock for a certain measurement period is less than or equal to 95% of the conversion price of the debentures then in effect. You should read the discussion of selected United States federal income tax consequences relevant to the debentures beginning on page 23.
                            ------------------------

On or after November --, 2006, AIG may redeem any of the debentures at the redemption prices set forth herein. Holders may require AIG to repurchase the debentures at the repurchase prices set forth herein on November -- , 2006, 2011, 2016, 2021 and 2026.
                            ------------------------

The debentures will constitute unsecured debt of AIG.
                            ------------------------

AIG common stock is listed on the New York Stock Exchange under the symbol "AIG." On November 6, 2001, the reported last sale price of AIG common stock on the New York Stock Exchange was $82.85 per share.
                            ------------------------

INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ------------------------
             PRICE --% AND ACCRUED ORIGINAL ISSUE DISCOUNT, IF ANY
                            ------------------------

                                                          PRICE      UNDERWRITING    PROCEEDS TO
                                                        TO PUBLIC      DISCOUNT          AIG
                                                        ---------    ------------    -----------
Per Debenture.........................................       %            --%             --%
Total.................................................      $            $--             $--

AIG has granted Morgan Stanley & Co. Incorporated the right to purchase up to an additional $227,960,000 principal amount of debentures to cover over-allotments.

Morgan Stanley & Co. Incorporated expects to deliver the debentures to purchasers on November --, 2001

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                 MORGAN STANLEY
                            ------------------------

November --, 2001

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AIG HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AIG IS OFFERING TO SELL THE DEBENTURES ONLY WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATES OF THE DOCUMENTS INCORPORATED BY REFERENCE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE DEBENTURES.

                            ------------------------

                               TABLE OF CONTENTS

Cautionary Statement Regarding Forward-
  Looking Information...................   ii
Summary.................................    1
Risk Factors............................    5
American International Group, Inc.......    6
Use of Proceeds.........................    6
Consolidated Ratios of Earnings to Fixed
  Charges...............................    6
Description of Capital Stock............    7
Market Price and Dividend Information...    8
Description of Debentures...............    8
Certain United States Federal Income Tax
  Consequences..........................   23
Underwriting............................   32
Where You Can Find More Information.....   34
Incorporation by Reference..............   34
Validity of the Debentures and Common
  Stock.................................   35
Experts.................................   35

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Forward-looking information may be included in this prospectus or may be "incorporated by reference" from other documents filed with the SEC by AIG. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this prospectus or in documents incorporated by reference in this prospectus.

     The forward-looking information is subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ, possibly materially, from those contemplated by the forward-looking information include, among others, the following:

      -- the continuing impact on the global economy of the September 11, 2001 terrorist attacks;

      -- the impact of changes in international political conditions, including as a result of the September 11, 2001 terrorist attacks;

      -- currency fluctuations and changes in the availability, cost and collectibility of reinsurance;

      -- the entry of new or stronger competitors and the intensification of pricing competition;

      -- the loss of current customers or the inability to obtain new customers;

      -- changes in interest rates and the performance of the financial markets;

      -- catastrophic events, including, for example, earthquakes or hurricanes and other severe weather-related events;

      -- changes in the coverage terms selected by insurance customers, including higher deductibles and lower limits;

      --   the adequacy of loss reserves;

      -- political risk in some of the countries in which AIG operates or insures risks;

      --   changes in asset valuations;

      --   consolidation and restructuring in the insurance industry;

      -- changes in regulations and tax laws affecting the cost, availability or demand for the products of AIG; and

      -- adverse litigation or arbitration results, including proceedings related to industrial life insurance, satellite dish financing and workers' compensation insurance.

     Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from that expressed or implied by the forward-looking information.

                                    SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read the entire prospectus carefully, especially the risks of investing in the debentures discussed under "Risk Factors" beginning on page 5.

Securities Offered............   $1,519,734,000 principal amount at maturity of
                                 Zero Coupon Convertible Senior Debentures Due
                                 2031 (and up to an additional $227,960,000 aggregate principal amount if Morgan Stanley &
                                 Co. Incorporated exercises its option to purchase additional debentures). AIG will not pay periodic interest on the debentures, unless contingent interest becomes payable as described under "Description of
                                 Debentures--Contingent Interest" beginning on page 13.

Maturity Date.................   November --, 2031.

Ranking.......................   The debentures will constitute unsecured debt
                                 of AIG.

Yield to Maturity of
Debentures....................   --% per year compounded semi-annually,
                                 calculated from November --, 2001, excluding any contingent interest.

Original Issue Discount.......   AIG is offering the debentures at an issue
                                 price substantially below the principal amount at final maturity of the debentures. The difference between the issue price and the principal amount at maturity of a debenture is referred to as original issue discount. This original issue discount will accrue daily at a rate of --% per year beginning on November --, 2001, calculated on a semi-annual bond equivalent basis, using a 360-day year comprised of twelve 30-day months. The accrual of imputed interest income, also referred to as tax original issue discount, as calculated for United States federal income tax purposes, will likely exceed the accrued original issue discount. See "Certain United States Federal
                                 Income Tax Consequences."

Contingent Interest...........   AIG will pay upside contingent interest during
                                 any six-month period from May 1 to October 31 and from November 1 to April 30, with the initial six-month period commencing November
                                 --, 2006, if the average closing sale price of AIG common stock for the five trading days ending on, and including, the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for a debenture to the day immediately preceding the first day of the applicable six-month period divided by the number of shares of common stock issuable upon a conversion of a debenture. Notwithstanding the above, if AIG declares a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within that six-month period, then the five trading day period for determining the average closing sale price of its common stock will be the five trading days ending on, and including, the third trading day immediately preceding such record date. During any period when upside contingent interest is payable, the contingent interest payable per debenture in either the first three months or the second three months of such period will equal the greater of (x) the sum of all regular cash dividends paid by AIG per share on AIG common stock during those three months multiplied by the number of shares of AIG common stock issuable upon conversion of a debenture at the then applicable conversion rate and (y) .00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three-month period. The original issue discount will continue to accrue at the yield to maturity whether or not upside contingent interest is paid.

                                 Downside contingent interest will be payable on the debentures for any six-month period from May 1 to October 31 or from November 1 to April 30, commencing on November --, 2006, for which the closing sale price of AIG common stock for any 20 out of the last 30 trading days ending on but not including the third business day prior to the commencement of such six-month period is less than or equal to 95% of the conversion price of the debentures in effect for each of those 20 trading days. Downside contingent interest will be payable until but not including the first day of the first subsequent six-month period for which the trading price condition described above is not satisfied, at which time downside contingent interest on the debentures will cease to accrue unless and until the trading price condition is satisfied for any subsequent six-month period. The downside contingent interest rate determined for any six-month period will be equal to the difference between (x) the six-month London interbank offered rate plus the applicable spread (which may be positive or negative) as determined by the contingent interest rate agent and (y) 1.50% (but in no event will be less than zero). The applicable spread will be determined by the contingent interest rate agent on each November -- of 2006, 2011, 2016, 2021 and 2026. The original issue discount will continue to accrue at the yield to maturity whether or not downside contingent interest is paid.

Conversion Rights.............   The holder may convert the debentures into
                                 shares of AIG common stock at a conversion ratio of -- shares per $1,000 principal amount of debentures, subject to adjustment, prior to the final maturity date under any of the following circumstances:

                                  --   during any fiscal quarter commencing
                                       after December 31, 2001 or on any
                                       business day commencing after

                                    September 30, 2031 if the closing sale price of AIG common stock exceeds 120% of the conversion price as in effect for at least
                                    (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after September 30, 2031; or

                                  --   if the debentures have been called for
                                       redemption; or

                                  --   upon the occurrence of specified
                                       corporate events described under
                                       "Description of Debentures--Conversion of
                                       Debentures--Conversion Upon Specified
                                       Corporate Events" on page 11.

Tax Original Issue Discount...   Pursuant to the terms of the indenture, AIG and
                                 each holder of the debentures agree, for United
                                 States federal income tax purposes, to treat the debentures as indebtedness subject to the regulations governing contingent payment debt instruments. Under these regulations, even if AIG does not pay any contingent cash interest on the debentures, the holder will be required to include interest in gross income for United
                                 States federal income tax purposes. This imputed interest is also referred to as tax original issue discount. The rate at which the tax original issue discount accrues for United
                                 States federal income tax purposes will likely exceed the stated yield of --% at which original issue discount is stated to accrue on the debentures and, if applicable, any additional yield resulting from contingent interest. Under these regulations, the holder will also recognize gain or loss on the sale, exchange, conversion or redemption of a debenture in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and the adjusted tax basis in the debenture. Any gain recognized by the holder on the sale, exchange, conversion or redemption of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United
                                 States Federal Income Tax Consequences."

Redemption....................   AIG may redeem any of the debentures on or
                                 after November --, 2006, by giving the holder at least 15 days' notice. AIG may redeem the debentures either in whole or in part at redemption prices equal to the issue price, accrued original issue discount and any accrued contingent interest through the date of redemption.

Repurchase at the Option of
the Holder....................   The holder may require AIG to repurchase
                                 debentures on November --, 2006, 2011, 2016,
                                 2021 or 2026 for a purchase
                                 price equal to the issue price plus accrued original issue discount and any accrued and unpaid contingent interest to but not including the date of repurchase. AIG may choose to pay the repurchase price in cash or in common stock
                                 (based on the five-day average of the closing sale price of common stock ending on but not including the third day prior to the repurchase date) or a combination of cash and common stock. See "Description of
                                 Debentures--Repurchase of Debentures at Option of the Holder" beginning on page 16.

Sinking Fund..................   None.

Use of Proceeds...............   The net proceeds from the sale of the
                                 debentures will be used as described under "Use of Proceeds."

Trading.......................   The debentures will not be listed on any
                                 securities exchange. The debentures will be a new issue of securities for which there currently is no public market. AIG common stock is traded on the NYSE under the symbol "AIG."

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to purchase the debentures.

     AIG EXPECTS THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF ITS COMMON STOCK.

     The market price of the debentures is expected to be significantly affected by the market price of AIG common stock. This may result in greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities AIG issues.

     THE CONDITIONS TO THE CONVERSION OF THE DEBENTURES MAY RESULT IN A HOLDER RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A DEBENTURE IS CONVERTIBLE.

     The debentures are convertible only if certain conditions are met. These conditions are described under "Description of Debentures--Conversion of Debentures" beginning on page 10. If these conditions are not satisfied, a holder may be unable to receive the value of the common stock into which the debenture is convertible. This feature may adversely affect the value and the trading prices for the debentures.

     THE YIELD ON THE DEBENTURES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY.

     The amount AIG pays the holder may be less than the return the holder could earn on other investments. The yield will be less than the yield the holder would earn if on the issue date of the debentures he or she bought a standard senior debt security of AIG with the same stated maturity date. An investment in the debentures may not reflect the full opportunity cost to the holder taking into account factors that affect the time value of money.

     THE TRADING MARKET FOR THE DEBENTURES MAY BE LIMITED.

     The debentures are a new issue of securities for which there is currently no public market. If the debentures are traded, they may do so at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the market prices for AIG common stock, AIG's financial performance and other factors. The debentures will not be listed on any securities exchange, and AIG does not know whether an active trading market will develop or be maintained for the debentures. To the extent that an active trading market for the debentures does not develop, their liquidity and trading price may be harmed.

     HOLDERS SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF HOLDING, PURCHASING AND SELLING DEBENTURES, INCLUDING THE RULES APPLICABLE TO CONTINGENT PAYMENT DEBT INSTRUMENTS.

     Pursuant to the terms of the indenture, AIG and each holder of the debentures agrees, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. This treatment is highly uncertain, however, and no assurance can be given that the IRS will not assert that the debentures should be treated differently. Assuming that the debentures are so treated, a holder will likely be required to include amounts in income, as ordinary income, in advance of the receipt of the cash or other property, including shares of AIG common stock, attributable thereto. The amount of interest income required to be included by the holder for each year will likely be in excess of the stated yield to maturity of the debentures. The holder will recognize gain or loss on the sale, purchase by AIG at the holder's option, conversion or redemption of a debenture in an amount equal to the difference between the amount realized on the sale, purchase by AIG at the holder's option, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and the holder's adjusted tax basis in the debenture. Any gain recognized by the holder on the sale, purchase by AIG at the holder's option, conversion or redemption of a debenture generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

     THE CONVERSION RATE MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS.

     The conversion rate is subject to adjustment for certain events arising from common stock dividends, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets and extraordinary cash dividends as described under "Description of Debentures -- Conversion of Debentures -- Conversion Rate Adjustments" below. The conversion rate will not be adjusted for other events, such as an issuer tender or exchange offer at a premium to the then current market price or a third party tender or exchange offer, that may adversely affect the price of the common stock and, therefore, adversely affect the trading price of the debentures and the amount of common stock into which the debentures may be convertible. There can be no assurance that an event which adversely affects the value of the debentures but does not result in an adjustment to the conversion rate will not occur.

                       AMERICAN INTERNATIONAL GROUP, INC.

     AIG, a Delaware corporation, is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad.

     AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000.

                                USE OF PROCEEDS

     The net proceeds from the sale of the debentures (assuming Morgan Stanley & Co. Incorporated does not exercise its right to purchase additional debentures) are expected to be approximately $-- million before deducting the expenses of the offering. AIG intends to use the net proceeds from the sale of debentures for general corporate purposes, which may include repayment of indebtedness, additions to working capital, capital expenditures and acquisitions.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated:

      SIX MONTHS
    ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
    ---------------   --------------------------------
     2001     2000    2000   1999   1998   1997   1996
    ------   ------   ----   ----   ----   ----   ----
    3.25      3.70    3.59   3.96   3.57   3.36   3.24

     Earnings represent

         -- Income from operations before income taxes and adjustments for minority interest plus

         --   Fixed charges other than capitalized interest

         --   Amortization of capitalized interest

         --   The distributed income of equity investees

     less

         -- The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

     Fixed charges include

         --   Interest, whether expensed or capitalized

         --   Amortization of debt issuance costs

         -- One third of rental expense. Management of AIG believes this is representative of the interest factor.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the material terms of the capital stock of AIG is not complete. You should read AIG's restated certificate of incorporation, as amended, and bylaws for a complete description of AIG's capital stock. See "Where You Can Find More Information."

GENERAL

     AIG's authorized capital stock includes 5,000,000,000 shares of common stock, par value $2.50 per share, and 6,000,000 shares of serial preferred stock, par value $5.00 per share. As of September 30, 2001, there were 2,612,478,763 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

     All of the outstanding shares of common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

      -- dividends as and when declared by the AIG board of directors out of funds legally available for the payment of dividends; and

      -- in the event of the dissolution of AIG, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in AIG's amended and restated certificate of incorporation.

     Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Additional authorized shares of common stock may be issued without shareholder approval.

PREFERRED STOCK

     The authorized but unissued shares of preferred stock are available for issuance from time to time at the discretion of the AIG board of directors without shareholder approval. The AIG board of directors has the authority to determine for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of the series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. These terms and effects could include:

      -- restrictions on dividends on the common stock if dividends on the preferred stock are in arrears;

      -- dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights; and

      -- reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of preferred stock.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of common stock as reported on the New York Stock Exchange ("NYSE") composite transactions reporting system, and the dividends per share of common stock declared by AIG during those periods.

                                                              COMMON STOCK(a)
                                                       ------------------------------
                                                        HIGH       LOW      DIVIDENDS
                                                       -------    ------    ---------
1999:
  First Quarter......................................  $ 65.40    $52.00      $.030
  Second Quarter.....................................    70.90     59.47       .030
  Third Quarter......................................    66.50     56.33       .033
  Fourth Quarter.....................................    74.76     54.67       .033
2000:
  First Quarter......................................  $ 76.04    $54.29      $.033
  Second Quarter.....................................    82.17     67.75       .033
  Third Quarter......................................    95.69     78.79       .037
  Fourth Quarter.....................................   103.69     90.13       .037
2001:
  First Quarter......................................  $ 96.88    $75.12      $.037
  Second Quarter.....................................    86.51     76.18       .037
  Third Quarter......................................    87.06     67.05       .042
  Fourth Quarter (through November 6, 2001)..........    86.01     76.74       .042

------------
(a) All common stock information has been adjusted to reflect stock splits effected as a 25% common stock dividend paid July 30, 1999 and a 50% common stock dividend paid July 28, 2000.

     On November 6, 2001, the last reported sale price for AIG common stock on the NYSE was $82.85 per share. As of September 30, 2001, there were approximately 41,300 holders of record of AIG common stock.

     The declaration of dividends by AIG is subject to the discretion of the AIG board of directors. The AIG board of directors will take into account such matters as general business conditions, AIG's financial results and capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by AIG to shareholders or by AIG's subsidiaries to it, the effect on AIG's debt ratings and such other factors as the board of directors may deem relevant. A number of AIG's subsidiaries are subject to regulatory regimes that limit their ability to pay dividends and make loans and distributions to AIG.

                           DESCRIPTION OF DEBENTURES

     As required by federal law for all bonds and notes of companies that are publicly offered, the debentures are governed by a document called the indenture. The indenture is a contract that will be entered into between AIG and The Bank of New York, which acts as trustee.

     The trustee has two main roles:

          (1) The trustee can enforce the holders' rights against AIG if AIG defaults on its obligations under the terms of the indenture or the debentures. There are some limitations on the extent to which the trustee acts on the holders' behalf, described later on page 20 under "Default and Related Matters -- Remedies If an Event of Default Occurs."

          (2) The trustee performs administrative duties for AIG, such as sending notices to the holders.

     The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debentures are governed by New York law. A copy of the indenture is an exhibit to AIG's registration statement. See "Where You Can Find More Information" on page 34 for information on how to obtain a copy.

     Because this section is a summary, it does not describe every aspect of the debentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, AIG describes the meaning for only some of the more important terms. The holders must look to the indenture for the most complete description of what AIG describes in summary form in this prospectus.

     Please note that all references to AIG in this description refer only to American International Group, Inc., a holding company, and not to any of its consolidated subsidiaries or affiliates.

GENERAL

     The debentures will be limited to $1,519,734,000 aggregate principal amount (or $1,747,694,000 if Morgan Stanley & Co. Incorporated exercises its right to purchase additional debentures in full). The debentures will be issued only in denominations of $1,000 and multiples of $1,000. The debentures will mature on November --, 2031 unless earlier converted, redeemed at AIG's option or repurchased at the holder's option upon an optional repurchase date.

     The debentures are being offered at a substantial discount from their principal amount at maturity. There will be no periodic cash payments of interest on the debentures unless contingent interest becomes payable as described below under "Contingent Interest." In periods during which a debenture remains outstanding, the accrual of original issue discount (the difference between the issue price of a debenture and its principal amount at maturity) will be calculated on a semi-annual bond equivalent basis at the yield to maturity of the debentures, using a 360-day year composed of twelve 30-day months. The accrual of original issue discount will commence on the date the debentures are issued. Original issue discount will cease to accrue upon conversion, repurchase or redemption of the debentures under the terms of the indenture.

     The indenture does not contain any covenant or restriction on AIG's business or operations except for the restriction on mergers and the sale of assets. AIG is not restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing its securities. No provision of the indenture would afford the holders of debentures protection in the event of a highly leveraged transaction involving AIG or a change in control of AIG.

     Pursuant to the terms of the indenture, AIG and each holder of a debenture agrees to treat the debentures as debt instruments subject to the contingent payment debt regulations. The debentures will be issued with original issue discount for United States federal income tax purposes. In general, beneficial owners of the debentures will be required to accrue interest income on the debentures for United States federal income tax purposes in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest, which AIG refers to as tax original issue discount, based on the rate at which AIG would issue a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures (i.e., --%), rather than at a lower rate based on the stated yield of the debentures for non-tax purposes. Accordingly, owners of debentures will be required to include tax original issue discount as interest in taxable income in each year in excess of the amount of original issue discount that accrues on the debentures for non-tax purposes. Furthermore, upon a sale, exchange, conversion or redemption of a debenture, the holder will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis in the debenture. The amount realized will include, in the case of a conversion, the fair market value of the common stock the holder receives. Any gain on a sale, exchange, conversion or redemption of a debenture will be treated as ordinary interest income. Holders are expected to consult their own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures. See "Certain United States Federal Income Tax Consequences."

CONVERSION OF DEBENTURES

     Holders may convert debentures, in whole or in part, into common stock prior to the final maturity date of the debentures, subject to prior redemption or repurchase of the debentures, under the circumstances described below. The number of shares of common stock a holder will receive upon conversion of debentures will be determined by multiplying the number of $1,000 principal amount at maturity of debentures converted by the conversion rate on the date of conversion. If AIG calls debentures for redemption, a holder may convert the debentures up to, but not including, the third business day prior to the redemption date unless AIG fails to pay the redemption price. A holder may convert debentures in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. Similarly, if a holder exercises the option to require AIG to repurchase debentures, those debentures may be converted only if the holder withdraws the repurchase notice as described below under "Repurchase of Debentures at Option of the Holder."

     Before the final maturity date of the debentures, a holder may convert debentures into common stock only under the following circumstances:

      -- during any fiscal quarter commencing after December 31, 2001 or on any business day commencing after September 30, 2031, if the closing sale price of common stock exceeds 120% of the conversion price as in effect for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after September 30, 2031;

      -- if the debentures have been called for redemption, from the date of the notice of redemption up to, but not including, the third business day prior to the redemption date; or

      -- upon the occurrence of the corporate events described below on page 11 under "Conversion Upon Specified Corporate Events."

     The "closing sale price" of common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the closing bid and ask prices) on such date as reported on the NYSE or, if AIG common stock is not listed on the NYSE, as reported on a national securities exchange, or if not reported on a national securities exchange, as reported by the Nasdaq. The closing sale price is calculated without reference to extended or after-hours trading. In the absence of such a quotation, AIG will determine the closing sale price on the basis of such quotations as AIG considers appropriate. The "conversion price" as of any day will equal the sum of the issue price and the accrued original issue discount divided by the number of shares of common stock issuable upon a conversion of a debenture.

     "Trading day" means a day during which trading in AIG common stock occurs regular way on the NYSE or, if AIG common stock is not listed on the NYSE, on the principal other national or regional securities exchange on which AIG common stock is then listed or, if AIG common stock is not listed on a national or regional securities exchange, as reported by the Nasdaq or, if AIG common stock is not so quoted, on the principal other market on which AIG common stock is then traded.

     "Business day" means each day of the year other than a Saturday or Sunday on which banking institutions in The City of New York are not authorized or obligated to close.

  CONVERSION UPON SATISFACTION OF MARKET PRICE CONDITION

     A holder may surrender debentures for conversion into common stock prior to final maturity during any fiscal quarter commencing after December 31, 2001 or on any business day commencing after September 30, 2031, if the closing sale price of common stock exceeds 120% of the conversion price as in effect for at least (x) 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter or (y) one trading day after September 30, 2031. For purposes of clause (x) the conversion price will be determined at the close of business on each of the 30 trading days.

  CONVERSION UPON NOTICE OF REDEMPTION

     If AIG calls debentures for redemption, a holder may convert the debentures from the date of the notice of redemption up to, but not including, the third business day prior to the redemption date, after which time the right to convert will expire unless AIG defaults in the payment of the redemption price.

  CONVERSION UPON SPECIFIED CORPORATE EVENTS

     If AIG elects to:

      -- distribute to all holders of common stock certain rights entitling them to purchase, for a period expiring within 45 days, common stock at less than the current market price (measured by averaging the closing sale prices of AIG common stock for the 10 trading days preceding the date of the first public announcement of such distribution); or

      -- distribute to all holders of common stock, assets, debt securities or certain rights to purchase AIG securities, which distribution has a per share value exceeding 15% of the closing sale price of AIG common stock on the day preceding the date of the first public announcement of such distribution;

AIG must notify the holders at least 10 days prior to the ex-dividend date for such distribution. Once AIG has given such notice, the holders may surrender debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by AIG that such distribution will not take place.

     In addition, if

      -- AIG is a party to a consolidation, merger or sale of all or substantially all of its assets;

      --   AIG is not the resulting or surviving entity;

      --   the transaction is not with one of AIG's affiliates; and

      -- after the transaction, more than 50% of the surviving or resulting entity's

         -- shareholders were not shareholders of AIG prior to the transaction, or

         -- directors were not directors of AIG or approved by the board of directors of AIG prior to the transaction,

then the holders may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If AIG is a party to a consolidation, merger or sale of all or substantially all of its assets, in each case pursuant to which AIG common stock is converted into cash, securities or other property, then at the effective time of the transaction, the holders' right to convert a debenture into AIG common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which a holder would have received if the holder had converted debentures immediately prior to the transaction. See "Conversion Rate Adjustments" below.

  CONVERSION PROCEDURES

     The conversion rate for the debentures is -- shares of common stock per $1,000 principal amount at maturity of the debentures, subject to adjustment as described below. AIG will not issue fractional shares of common stock upon conversion of debentures. Instead, AIG will pay cash based on the market price of the common stock on the business day prior to the conversion date. Holders will not receive any cash payment on conversion of a debenture representing accrued original issue discount, accrued tax original issue discount or any contingent interest. Instead, accrued original issue discount, accrued tax original issue discount or any contingent interest will be deemed paid in full rather than cancelled, extinguished or forfeited. Consequently, AIG's delivery of the fixed number of shares of common stock into which the debenture is convertible, together with the cash payment, if any, in lieu of a fractional share of common stock, will be deemed to satisfy AIG's obligation to pay the principal amount at maturity of the debenture, including accrued original issue discount, accrued tax original issue discount and any contingent interest attributable to the period from the issue date to the conversion date. AIG will not adjust the conversion rate to account for accrued original issue discount, accrued tax original issue discount or any contingent interest.

     To convert debentures into common stock a holder must:

      -- complete and manually sign the conversion notice on the back of the debenture or a facsimile of the conversion notice and deliver this notice to the conversion agent;

      -- surrender the debentures to the conversion agent or comply with the procedures of the depositary;

      --   if required, furnish appropriate endorsements and transfer documents;
           and

      --   if required, pay all transfer or similar taxes.

     If contingent interest is payable to holders of the debentures during any particular six-month period, and such debentures are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such debentures at the close of business on the accrual or record date will (except if the debentures so converted are to be redeemed or repurchased prior to the payment date, in which case no contingent interest will be paid on any such debentures so converted) receive the contingent interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of contingent interest payable on the principal amount of the debentures so converted (unless such debentures are to be redeemed on a redemption date after the record date and prior to the interest payment date).

     The date a holder complies with all of these requirements is the conversion date under the indenture.

 CONVERSION RATE ADJUSTMENTS

     AIG will adjust the conversion rate if any of the following events occurs:

      -- AIG issues to all holders common stock as a dividend or distribution on AIG common stock.

      -- AIG issues to all holders of common stock in-the-money rights or warrants to purchase AIG common stock that are exercisable for not more than 45 days.

      --   AIG subdivides or combines AIG common stock.

      -- AIG distributes to all holders of AIG common stock shares of AIG capital stock, evidences of indebtedness or assets, including securities but excluding:

           --   rights or warrants specified above;

           --   dividends or distributions specified above; and

           --   cash distributions specified below.

      -- AIG distributes cash in any calendar year if the per share amount of such cash distribution, together with all other cash distributions paid in that calendar year up to the record date for such distribution, less the per share amount of all regular quarterly cash dividends declared in such calendar year up to the record date for such distribution exceeds 15% of the average of the last reported sale prices of the common stock during the ten consecutive trading days selected by the board of directors not more than 20 trading days prior to the date such dividend or distribution is first publicly announced (such amount in excess of such 15% excess, the "adjustment amount"). Any adjustment for the conversion rate for a cash distribution meeting these requirements will be based on the adjustment amount.

     AIG will not adjust the conversion rate for any other event.

     In the event of:

      --   any reclassification of AIG common stock;

      --   a consolidation, merger or combination involving AIG; or

      -- a sale, lease or conveyance to another person or entity of all or substantially all of AIG's property and assets;

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of debentures a holder will be entitled to receive the same type of consideration which he or she would have been entitled to receive if he or she had converted the debentures into common stock immediately prior to any of these events.

     Holders may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Certain United States Federal Income Tax Consequences."

     AIG may, from time to time, increase the conversion rate for a period of at least 20 days. AIG's determination to increase the conversion rate will be conclusive. AIG will give holders at least five business days' notice of any increase in the conversion rate. AIG may also increase the conversion rate if AIG deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Income Tax Consequences."

     AIG will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate.

CONTINGENT INTEREST

     Cash interest, referred to below as both "upside" and "downside" contingent interest, will accrue on the debentures upon the occurrence of the events described below.

  UPSIDE CONTINGENT INTEREST

     Subject to the accrual and record date provisions described below, AIG will pay upside contingent interest to the holders of debentures during any six-month period from May 1 to October 31 and from November 1 to April 30, with the initial six-month period commencing November --, 2006, if the average closing sale price of common stock for the five trading days ending on and including the third trading day immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for a debenture to the day immediately preceding the first day of the applicable six-month period divided by the number of shares of common stock issuable upon a conversion of that debenture. Notwithstanding the above, if AIG declares a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, then the five trading day period for determining the average closing sale price of common stock will be the five trading days ending on and including the third trading day immediately preceding such record date.

     During any period when upside contingent interest is payable, the contingent interest payable per debenture in either the first three months or the second three months of such period will equal the greater of (x) the sum of the regular cash dividends paid by AIG per share on common stock during those three months multiplied by the number of shares of common stock issuable upon conversion of a debenture at the then applicable conversion rate and (y) .00125 multiplied by the sum of the issue price and accrued original issue discount for a debenture to the last day of the relevant three-month period. Regular cash dividends mean quarterly or other periodic cash dividends on common stock as declared by the AIG board of directors as part of its cash dividend payment practices and that are not considered by the AIG board of directors as extraordinary, special or nonrecurring. The determination of the AIG board of directors as to the nature of the dividend will be conclusive.

     Upside contingent interest, if any, will accrue and be payable to holders of debentures as of the record date for the related common stock dividend or, if AIG does not pay a regular cash dividend on common stock during the relevant six-month period, to holders of debentures as of the 15th day preceding the last day of the relevant six-month period. AIG will make upside contingent interest payments on the payment date of the related common stock dividend or, if AIG does not pay a regular cash dividend on the common stock during the relevant six-month period, on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not upside contingent interest is paid.

     In the event upside contingent interest is payable, AIG will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on its Web site or through such other public medium as it may use at that time.

  DOWNSIDE CONTINGENT INTEREST

     Downside contingent interest will be payable on the debentures for any six-month period from May 1 to October 31 or from November 1 to April 30 commencing on November --, 2006 for which the closing sale price of AIG common stock for any 20 out of the last 30 trading days ending on but not including the third business day prior to the commencement of such six-month period is less than or equal to 95% of the conversion price of the debentures in effect for each of those 20 trading days.

     Downside contingent interest will be payable until but not including the first day of the first subsequent six-month period for which the trading price condition described above is not satisfied, at which time downside contingent interest on the debentures will cease to accrue unless and until the trading price condition is satisfied for any subsequent six-month period. Such interest will be calculated on the basis of the issue price plus accrued original issue discount to the day prior to the commencement of the applicable six-month period.

     The downside contingent interest rate determined for any six-month period will be equal to the difference between (x) the six-month London interbank offered rate plus the applicable spread (which may be positive or negative) as determined by the contingent interest rate agent and (y) 1.50% (but in no event will be less than zero). Original issue discount will continue to accrue at the yield to maturity whether or not downside contingent interest is paid.

     AIG will appoint a contingent interest rate agent, which may be one of AIG's affiliates. For the determination of the downside contingent interest rate, the contingent interest rate agent will ask three nationally recognized investment banks, at 11:00 A.M., London time, on the second London business day prior to the commencement of the applicable five-year period, to provide the spread that would be applicable to the issuance by AIG of an unsecured, unsubordinated debt security with a five-year maturity that accrues interest based on the London interbank offered rate with semi-annual interest rate reset provisions. The downside contingent interest rate spread will be the average of such three indicative reference spreads, provided that if at least three such indicative reference spreads cannot reasonably be obtained by the contingent interest rate agent, but two such indicative reference spreads are obtained, then the average of the two indicative reference spreads shall be used, and if only one such indicative reference spread can reasonably be obtained by the contingent interest rate agent, this one indicative reference spread shall be used. The spread determined by the contingent interest rate agent will be determined for each five-year period commencing November -- , 2006, 2011, 2016, 2021 and 2026, and will be applicable for each six-month period falling within such five-year period. The London interbank offered rate will be determined on the second London business day prior to the commencement of the applicable six-month period based on the Telerate LIBOR page 3750 (or a successor thereto) at 11:00 A.M., London time. The determination of any downside contingent interest rate will be conclusive in the absence of manifest error.

     Downside contingent interest, if any, will accrue and be payable to holders of debentures as of the 15th day preceding the last day of the relevant six-month period. AIG will make downside contingent interest payments on the last day of the relevant six-month period.

     In the event downside contingent interest is payable, AIG will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on its Web site or through such other public medium as it may use at that time.

OPTIONAL REDEMPTION BY AIG

     The debentures are not entitled to any sinking fund. At any time on or after November --, 2006, AIG may redeem the debentures in whole, or in part, for an amount in cash equal to 100% of the sum of:

      --   $--, the original issue price per $1,000 principal amount; and

      -- accrued original issue discount and any accrued and unpaid contingent interest to and including the date of redemption.

     The table below shows redemption prices of debentures per $1,000 principal amount at maturity, at November --, 2006, and at each November -- thereafter until maturity on November --, 2031. These redemption prices reflect accrued original issue discount up to but excluding each redemption date but do not assume the payment of any contingent interest. The redemption price of a debenture redeemed between any two of the dates listed below would reflect original issue discount accrued from the next preceding redemption date up to but excluding the actual date of redemption.

                                                     (1)               (2)              (3)
                                                 -----------    -----------------    ----------
                                                                ACCRUED ORIGINAL     REDEMPTION
                                                  DEBENTURE     ISSUE DISCOUNT AT      PRICE
                                                 ISSUE PRICE          1.5%            (1)+(2)
                                                 -----------    -----------------    ----------
November --, 2006..............................      $--               $--           $      --
November --, 2007..............................      --                --                   --
November --, 2008..............................      --                --                   --
November --, 2009..............................      --                --                   --
November --, 2010..............................      --                --                   --
November --, 2011..............................      --                --                   --
November --, 2012..............................      --                --                   --
November --, 2013..............................      --                --                   --
November --, 2014..............................      --                --                   --
November --, 2015..............................      --                --                   --
November --, 2016..............................      --                --                   --
November --, 2017..............................      --                --                   --
November --, 2018..............................      --                --                   --
November --, 2019..............................      --                --                   --
November --, 2020..............................      --                --                   --
November --, 2021..............................      --                --                   --
November --, 2022..............................      --                --                   --
November --, 2023..............................      --                --                   --
November --, 2024..............................      --                --                   --
November --, 2025..............................      --                --                   --
November --, 2026..............................      --                --                   --
November --, 2027..............................      --                --                   --
November --, 2028..............................      --                --                   --
November --, 2029..............................      --                --                   --
November --, 2030..............................      --                --                   --
At Stated Maturity (November --, 2031).........      --                --             1,000.00

     If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and a holder converts a portion of the debentures, the converted portion will be deemed to be part of the portion selected for redemption.

     AIG is required to give notice of redemption by mail to holders not more than 60 but not less than 15 days prior to the redemption date.

REPURCHASE OF DEBENTURES AT OPTION OF THE HOLDER

     Holders have the right to require AIG to repurchase the debentures on November --, 2006, 2011, 2016, 2021 and 2026. AIG will be required to repurchase any outstanding debenture for which the holder properly delivers a written repurchase notice to the paying agent, subject to certain additional conditions. The paying agent will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 24 business days prior to the repurchase date until the close of business on the fourth business day prior to the repurchase date. A holder may, without AIG's consent, withdraw his or her repurchase notice at any time up to, but excluding, the third business day prior to the repurchase date. On or after the third business day, a holder needs AIG's consent to withdraw his or her repurchase notice, and AIG may withhold its consent for any reason. If a repurchase notice is properly withdrawn, AIG will not repurchase the debentures listed in the notice. Once a repurchase notice is given, a holder may not convert his or her debenture until it is properly withdrawn.

     The repurchase price payable for a debenture will be equal to the issue price plus accrued original issue discount and any accrued and unpaid contingent interest to, but excluding, the repurchase date. AIG may, at its option, elect to pay the repurchase price in cash, shares of common stock or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Consequences." The table below shows the repurchase prices of a debenture as of the specified repurchase dates.

REPURCHASE DATE                                                 REPURCHASE PRICE
---------------                                                 ----------------
November --, 2006...........................................           $--
November --, 2011...........................................           --
November --, 2016...........................................           --
November --, 2021...........................................           --
November --, 2026...........................................           --

     The repurchase notice must state:

      -- if certificated debentures have been issued, the debenture certificate numbers (or, if debentures are not certificated, the repurchase notice must comply with appropriate DTC procedures);

      -- the portion of the principal amount at maturity of debentures to be repurchased, which must be in $1,000 multiples;

      -- that the debentures are to be repurchased by AIG pursuant to the applicable provisions of the debentures and the indenture; and

      -- in the event AIG elects, pursuant to the notice that it is required to give, to pay the repurchase price in common stock, in whole or in part, but the repurchase price is ultimately to be paid to you entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in common stock is not satisfied prior to the close of business on the repurchase date, as described below, whether you elect:

        (1) to withdraw the repurchase notice as to some or all of the debentures to which it relates; or

        (2) to receive cash in such event in respect of the entire repurchase price for all the debentures or portions of the debentures subject to such repurchase notice (in the case of a failure to make an election, this option will be deemed to have been chosen).

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent up to but excluding the third day prior to the repurchase date. Any withdrawal notice must state:

      --   the principal amount at maturity of the withdrawn debentures;

      -- if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (or, if debentures are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

      -- the principal amount at maturity, if any, which remains subject to the repurchase notice.

     AIG must give notice of an upcoming repurchase date to all debenture holders not less than 24 business days prior to the repurchase date at their addresses shown in the register of the registrar. This notice will state among other things:

      --   the repurchase price;

      -- whether AIG will pay the repurchase price of debentures in cash or common stock or any combination thereof, specifying the percentages of each;

      -- if AIG elects to pay in common stock, the method of calculating the market price of the common stock; and

      -- the procedures that debenture holders must follow to require AIG to repurchase their debentures.

     If AIG elects to pay the repurchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by AIG shall be equal to the portion of the repurchase price to be paid in common stock divided by the average of the closing sale prices of the common stock during the five-trading day period ending on, but not including, the third business day prior to the repurchase date.

     AIG will pay cash based on the market price for all fractional shares of common stock in the event it elects to deliver common stock in payment, in whole or in part, of the repurchase price.

     Because the market price of the common stock is determined prior to the applicable repurchase date, holders of debentures bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the repurchase date.

     Upon determination of the actual number of shares of common stock to be issued upon repurchase of debentures in accordance with the foregoing provisions, AIG will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or publish the information on AIG's web site or through such other public medium as AIG may use at the time.

     In addition to the above conditions, AIG's right to repurchase debentures, in whole or in part, with common stock is subject to AIG satisfying various conditions, including:

      -- the registration of the common stock under the Securities Act and the Exchange Act, in each case, if required;

      -- listing the common stock on the NYSE or other national securities exchange or the quotation system on which the common stock is then listed or traded; and

      -- any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If these conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, AIG will be required to pay the repurchase price of the debentures of the holder entirely in cash.

     Payment of the repurchase price for a debenture for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at its office in New York City, New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the repurchase date, then, on and after the repurchase date:

      --   the debenture will cease to be outstanding;

      -- original issue discount and any contingent interest will cease to accrue; and

      --   all other rights of the holder will terminate.

     This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent, and all other rights of the debenture holder will terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     AIG will comply with any tender offer rules under the Securities Exchange Act of 1934 that may be applicable at the time of its offer to repurchase the debentures.

MERGER AND SALE OF ASSETS BY AIG

     AIG is generally permitted to consolidate or merge with another company or firm. AIG is also permitted to sell or lease substantially all of its assets to another firm. However, the indenture provides AIG may not take any of these actions unless all of the following conditions are met:

      -- Where AIG merges out of existence or sells or leases its assets to another entity, the other entity may not be organized under a foreign country's laws, that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debentures.

      -- The merger, sale of assets or other transaction must not cause a default on the debentures, and AIG must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving a default notice or AIG's default having to exist for a specific period of time were disregarded.

MODIFICATION AND WAIVER

     There are three types of changes AIG can make to the indenture and the debentures.

  CHANGES REQUIRING EACH HOLDER'S APPROVAL

     The following modifications would require the consent of the holders of each outstanding debenture affected thereby:

      -- alter the manner or rate of accrual of original issue discount (but not tax original issue discount) or contingent interest on any debenture;

      -- make any debenture payable in money or securities other than that stated in the debenture;

      -- reduce the principal amount payable at maturity, accrued original issue discount, redemption price or repurchase price with respect to any debenture;

      -- make any change that affects the right of a holder to convert any debenture in any adverse manner;

      -- make any change that adversely affects the right to require AIG to repurchase a debenture;

      -- impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures;

      -- reduce the percentage of principal amount required to waive a default; and

      -- reduce the percentage of principal amount required to amend the indenture.

  CHANGES REQUIRING A MAJORITY VOTE

     The second type of change to the indenture and the debentures is the kind that requires a vote in favor by holders owning a majority of the principal amount of the debentures affected thereby. Most changes fall into this category. AIG may obtain a waiver of a past default from the holders owning a majority of the principal amount of the debentures then outstanding. However, AIG cannot obtain a waiver of a payment default or any other aspect of the indenture or the debentures listed in the first category described above under "Changes Requiring Each Holder's Approval" unless AIG obtains each holder's consent to the waiver.

  CHANGES NOT REQUIRING APPROVAL

     The third type of change does not require any vote by holders of the debentures. This type is limited to clarifications and certain other changes that would not adversely affect, in any material respect, holders of the debentures.

DEFAULT AND RELATED MATTERS

  RANKING

     The debentures are not secured by any of AIG's property or assets. Accordingly, ownership of debentures means the holder is one of AIG's unsecured creditors. The debentures are not subordinated to any of AIG's other debt obligations and therefore they rank equally with all of AIG's other unsecured and unsubordinated indebtedness.

     As a holding company, AIG's right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary's liquidation or otherwise, and thus the ability of a holder of debentures to benefit indirectly from that distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of AIG's claims as a creditor of that subsidiary may be recognized. As a result, the debentures will effectively be subordinated to all existing and future liabilities and obligations of AIG's subsidiaries. Moreover, AIG provides credit support to creditors of certain of its subsidiaries, and creditors of the subsidiaries may have claims against AIG.

  EVENTS OF DEFAULT

     Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     The term "Event of Default" means any of the following:

      -- AIG does not pay the principal of, or redemption or repurchase price on, a debenture on its due date.

      -- AIG does not pay contingent interest on a debenture within 30 days of its due date.

      -- AIG remains in breach of any other term of the indenture for 60 days after it receives a notice of default stating it is in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debentures then outstanding.

      -- AIG files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

  LIMITATIONS OF CLAIMS IN BANKRUPTCY

     If a bankruptcy proceeding is commenced in respect of AIG, the claim of the holder of a debenture is, under the United States Bankruptcy Code, limited to the issue price of the debenture plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding, plus any accrued but unpaid contingent interest.

  REMEDIES IF AN EVENT OF DEFAULT OCCURS

     If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debentures then outstanding may declare the issue price of the debentures plus original issue discount accrued on the debentures and any accrued and unpaid contingent interest, through the declaration of acceleration to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debentures.

     In case of a default in payment of the debentures, whether at the stated maturity or upon acceleration, from and after the maturity date the amount owing on the debentures will bear interest, payable upon demand of their beneficial owners, at the rate of 1.50% per year, to the date payment of that amount has been made or duly provided for.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture.

     AIG will furnish to the trustee every year a written statement of AIG's officers certifying as to whether, to their knowledge, AIG is in compliance with the indenture and the debentures.

CALCULATIONS IN RESPECT OF DEBENTURES

     AIG will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determination of the market price of the debentures and common stock and the closing sale price of common stock and amounts of contingent interest, if any, payable on the debentures. AIG will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of debentures. AIG will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely upon the accuracy of AIG's calculations without independent verification.

NOTICES

     AIG and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records.

UNCLAIMED FUNDS

     Regardless of who acts as paying agent, all money paid by AIG to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to AIG. After the two-year period, the holder may look to AIG for payment and not to the trustee or any other paying agent.

GOVERNING LAW

     The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

FORM, DENOMINATION AND REGISTRATION

     The debentures will be issued:

      --   in fully registered form;

      --   without interest coupons; and

      -- in denominations of $1,000 principal amount and integral multiples of $1,000.

  BOOK-ENTRY SYSTEM

     The debentures will be represented by one or more Global Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

     Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by Morgan Stanley & Co. Incorporated with the respective principal amounts of the debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, or payments of the redemption price or the repurchase price on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither AIG, the trustee, any paying agent nor the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     AIG expects that DTC or its nominee, upon receipt of any payment of principal or interest, if any, or payments of the redemption price or the repurchase price will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of DTC or its nominee. AIG also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     A Global Security may be terminated and physical certificates issued if:

      -- DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by AIG within 90 days; or

      -- AIG determines not to have debentures represented by a Global Security; or

      --   an event of default has occurred and not been cured.

     In any such case, AIG will issue debentures in definitive form in exchange for the entire Global Security relating to such debentures. AIG will issue the certificates to the persons specified by DTC. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by AIG.

     DTC has advised AIG as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code and a clearing agency registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. This practice eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Some of the participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Security among participants, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede & Co., as nominee of DTC. If less than all of the debentures are being redeemed, DTC will reduce the amount of interest of participants in the debentures in accordance with its procedures.

AIG'S RELATIONSHIP TO THE TRUSTEE

     AIG has appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, and debenture registrar for the debentures. The Bank of New York from time to time provides normal banking services to AIG and its subsidiaries.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     This discussion describes the material United States federal income tax consequences of owning the debentures and, to the extent described below, common stock received upon an exchange, conversion or redemption of the debentures. The following discussion of U.S. federal income tax consequences is the opinion of Sullivan & Cromwell, tax counsel to AIG. It applies to holders only if they hold debentures or common stock as a capital asset for tax purposes. This section does not apply to holders if they are members of a class of holders subject to special rules, such as:

      --   a dealer in securities or currencies,

      -- a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

      --   a bank,

      --   a life insurance company,

      --   a tax-exempt organization,

      -- a person that owns debentures that are a hedge or that are hedged against interest rate risks,

      -- a person that owns debentures as part of a straddle or conversion transaction for tax purposes, or

      -- a United States person (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

     AIG urges prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

CLASSIFICATION OF THE DEBENTURES

     Pursuant to the terms of the indenture, AIG and each holder of the debentures agree, for United States federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the debentures will be so treated. This treatment of the debentures is highly uncertain, however, and no assurance can be given that the IRS will not assert that the debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures.

UNITED STATES HOLDERS

     This discussion applies to U.S. holders. A holder is a U.S. holder if the holder is a beneficial owner of a debenture and the holder is:

      --   a citizen or resident of the United States,

      --   a domestic corporation,

      -- an estate whose income is subject to United States federal income tax regardless of its source, or

      -- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     A beneficial owner of debentures that is a non-U.S. holder (as defined in "--Non-U.S. Holders" below) should see "--Non-U.S. Holders" below.

     Under the rules governing contingent payment debt obligations, a holder will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, a holder would likely be required to include interest in taxable income in each year in excess of the accruals of original issue discount on the debentures for non-tax purposes and in excess of any interest payments actually received in that year.

  PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     If a holder purchases a debenture at a price equal to the adjusted issue price (as defined below) of the debenture, the holder must accrue an amount of ordinary income for United States federal income tax purposes for each accrual period prior to and including the maturity date of a debenture that equals:

      -- the product of (i) the adjusted issue price of the debenture as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the debenture, adjusted for the length of the accrual period;

      --   divided by the number of days in the accrual period; and

      -- multiplied by the number of days during the accrual period that the holder held the debenture.

     The issue price of a debenture is the first price at which a substantial amount of the debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the debenture.

     The term "comparable yield" means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

     If a holder purchases a debenture at a price other than its adjusted issue price determined for tax purposes, a holder must determine the extent to which the difference between the price the holder paid for the debenture and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly.

     AIG is required to provide to holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. The comparable yield and projected payment schedule are available from AIG by telephoning AIG Investor Relations Department at (212) 770-6293 or submitting a written request for such information to: AIG, 70 Pine Street, New York, New York 10270, Attention: Investor Relations Department.

     For United States federal income tax purposes, holders must use the comparable yield and projected payment schedule in determining interest accruals, and the adjustments thereto described below, in respect of the debentures, unless the holder timely discloses and justifies the use of other estimates to the IRS. If the holder determines the holder's own comparable yield or projected payment schedule, the holder must also establish that AIG's comparable yield or projected payment schedule is unreasonable.

     Because any Form 1099-OID that the holder receives will not reflect the effects of positive or negative adjustments resulting from the holder's purchase of a debenture at a price other than the adjusted issue price determined for tax purposes, a holder is urged to consult with the holder's tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

    THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

  ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

     If a holder receives actual payments with respect to a debenture in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the holder would incur a "net positive adjustment" equal to the amount of such excess. The holder would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

     If a holder receives actual payments with respect to a debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, the holder would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of interest income on the debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any excess would be carried forward as a net negative adjustment to the next taxable year or would reduce the amount realized upon sale, exchange, conversion or redemption of the debenture.

     If the adjusted issue price of a debenture is greater than the price paid for the debenture, a holder must make positive adjustments increasing the amount of interest that the holder would otherwise accrue and include in income each year, and increasing the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of the interest and projected payment schedule; if the adjusted issue price of the debenture is less than the price paid for the debenture, a holder must make negative adjustments, decreasing the amount of interest that the holder must include in income each year, and decreasing the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

  SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE DEBENTURES

     Generally, the sale, exchange or conversion of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss. As described above, AIG's calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon exchange as a contingent payment with respect to the debentures. Accordingly, AIG intends to treat the receipt of common stock by a holder upon the exchange or conversion of a debenture, or upon the redemption of a debenture where AIG elects to pay in common stock, as a contingent payment. As described above, a holder is generally bound by AIG's determination of the comparable yield and projected payment schedule. Under this treatment, an exchange, conversion or such a redemption will also result in taxable gain or loss to a holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by a holder, including the fair market value of any common stock received, and (b) the adjusted tax basis in the debenture. The adjusted tax basis in a debenture will generally be equal to the original purchase price for the debenture, increased by any interest income previously accrued (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the debenture, and increased or decreased by the amount of any positive or negative adjustment, respectively, that a holder is required to make if the holder purchases the debenture at a price other than the adjusted issue price determined for tax purposes. Gain recognized upon a sale, exchange, conversion or redemption of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income and reduced to the extent such interest was offset by prior net negative adjustments, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     The tax basis in common stock received upon an exchange or conversion of a debenture or upon exercise of a put right that AIG elects to pay in common stock will equal the then current fair market value of such common stock. The holding period for the common stock received will commence on the day immediately following the date of exchange or redemption.

  CONSTRUCTIVE DIVIDENDS

     In accordance with the anti-dilution provisions of the debentures, certain corporate adjustments and distributions may result in an increase in the exchange rate of the debentures. In certain circumstances, such an increase may be deemed to be the payment of a taxable dividend to holders.

     For example, an increase in the exchange rate in the event of distribution of AIG's evidence of indebtedness or assets generally would result in deemed dividend treatment to holders, but an increase in the event of stock dividends or the distribution of rights to subscribe for common stock generally would not.

NON-U.S. HOLDERS

     This discussion describes the tax consequences to a non-U.S. holder. A holder is a non-U.S. holder if the holder is the beneficial owner of a debenture and is, for United States federal income tax purposes:

      --   a nonresident alien individual,

      --   a foreign corporation,

      --   a foreign partnership, or

      -- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debenture.

     If a holder is a U.S. holder, this section does not apply to the holder.

  PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

     Under United States federal income and estate tax law, and subject to the discussions of backup withholding and dividends below, if a holder is a non-U.S. holder:

      -- payments of contingent cash interest in respect of any regular cash dividends paid by AIG on its common stock during a quarterly period made to a holder will not be exempt from United States federal income or withholding tax and, therefore, a holder will be subject to withholding on such payments of contingent cash interest at a rate of 30%, unless reduced by a treaty or by receipt of a Form W-8ECI from a holder claiming that the payments are effectively connected with the holder's United States trade or business;

      -- AIG and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if the holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from other payments of interest and principal (other than the portion of principal attributable to accrued but unpaid contingent cash interest in respect of regular cash dividends) to a holder if, in the case of other payments of interest:

        (1) a holder does not actually or constructively own 10% or more of the total combined voting power of all classes of AIG stock entitled to vote,

        (2) a holder is not a controlled foreign corporation that is related to AIG through stock ownership, and

        (3) the U.S. payor does not have actual knowledge or reason to know that a holder is a United States person and:

           (a) a holder has furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person,

           (b) in the case of payments made outside the United States to a holder at an offshore account (generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States), the holder has furnished to the U.S. payor documentation that establishes the holder's identity and status as a non-United States person,

           (c) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

               i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

               ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

               iii. a U.S. branch of a non-United States bank or of a non-United States insurance company,

               and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary or withholding foreign partnership, in accordance with its agreement with the IRS),

           (d) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

               i. certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

               ii. to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

           (e) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

      -- no deduction for any United States federal withholding tax will be made from any gain that a holder realizes on the sale or exchange of a debenture; and

      -- if interest paid to a holder is "effectively connected" with the holder's conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the interest is attributable to a permanent establishment that the holder maintains in the United States, AIG and other payors generally are not required to withhold tax from the interest, provided that the holder has furnished to

           AIG or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which the holder represents, under penalties of perjury, that:

        (1)  the holder is a non-United States person, and

        (2) the interest is effectively connected with the holder's conduct of a trade or business within the United States and is includible in the holder's gross income.

     "Effectively connected" interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

     If the holder is a corporate non-U.S. holder, "effectively connected" interest that a holder receives may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if the holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

  DIVIDENDS ON COMMON STOCK AND CONSTRUCTIVE DIVIDENDS

     Except as described below, if a holder is a non-U.S. holder of common stock, dividends paid to the holder are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if the holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if a holder is a non-U.S. holder of a debenture and receives a constructive dividend as a result of a change in the exchange ratio of the debenture, AIG and other payors may withhold on other payments made on the debenture in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody of money or property owned by the holder and knowledge of the facts that give rise to the withholding. Even if the holder is eligible for a lower treaty rate, AIG and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or such other payments to the holder, unless the holder has furnished to AIG or another payor:

      -- a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, the holder's status as a non-United States person and entitlement to the lower treaty rate with respect to such payments, or

      -- in the case of payments made outside the United States to an offshore account (generally, an account maintained by the holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

     If the holder is eligible for a reduced rate of United States withholding tax under a tax treaty, the holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

     If dividends paid to a holder are "effectively connected" with the conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that the holder maintains in the United States, AIG and other payors generally are not required to withhold tax from the dividends or any other payments, provided that the holder has furnished to AIG or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which the holder represents, under penalties of perjury, that:

      --   the holder is a non-United States person, and

      -- the dividends or constructive dividends are effectively connected with the conduct of a trade or business within the United States and are includible in the holder's gross income.

"Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

     If the holder is a corporate non-U.S. holder, "effectively connected" dividends or constructive dividends that the holder receives may, under certain circumstances, be subject to an additional "branch profits tax" at a

30% rate or at a lower rate if the holder is eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

  GAIN ON DISPOSITION OF COMMON STOCK

     If the holder is a non-U.S. holder, the holder generally will not be subject to United States federal income tax on gain recognized on a disposition of common stock unless:

      -- the gain is "effectively connected" with conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment maintained in the United States, if that is required by an applicable income tax treaty as a condition for subjecting the holder to United States taxation on a net income basis,

      -- the holder is an individual, he or she holds the common stock as a capital asset, he or she is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

      -- AIG is or has been a United States real property holding corporation for federal income tax purposes and the holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and the holder is not eligible for any treaty exemption.

     If the holder is a corporate non-U.S. holder, "effectively connected" gains that it recognizes may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if the holder is eligible for the benefits of an income tax treaty that provides a lower rate.

     AIG has not been, is not and does not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

  UNITED STATES FEDERAL ESTATE TAX

     A debenture held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

      -- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of AIG stock entitled to vote at the time of death, and

      -- the income on the debenture would not have been effectively connected with a United States trade or business of the decedent at the same time.

However, shares of common stock held by the decedent at the time of death will be included in the decedent's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. HOLDERS

     In general, if the holder is a noncorporate U.S. holder, AIG and other payors are required to report to the IRS all payments of principal and interest on and any constructive distribution with respect to a debenture, including amounts accruing under the rules for contingent payment debt instruments, and dividends on common stock. In addition, certain payors are required to report to the IRS any payment of proceeds of the sale of debentures before maturity or common stock within the United States. Additionally, backup withholding will apply to any payments, if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns.

  NON-U.S. HOLDERS

     In general, payments of principal, dividends and interest made by AIG and other payors will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "Non-U.S. Holders--Payments Made with Respect to the Debentures" are satisfied or the holder otherwise establishes an exemption.

     In general, payment of the proceeds from the sale of debentures or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. The holder will not be subject to backup withholding and information reporting on such a sale provided that:

      -- the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

        (1) an appropriate IRS Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person, or

        (2) other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

      --   the holder otherwise establishes an exemption.

     If the holder fails to establish an exemption and the broker does not possess adequate documentation of the holder's status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by the holder unless the payor has actual knowledge that the holder is a United States person. AIG and other payors are required to report payments of interest and constructive distributions on debentures and dividends on common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

     In general, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

      -- the proceeds are transferred to an account maintained by the holder in the United States,

      -- the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address, or

      -- the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

     In addition, payment of the proceeds from the sale of debentures or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

      --   a United States person,

      --   a controlled foreign corporation for United States tax purposes,

      -- a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

      --   a foreign partnership, if at any time during its tax year:

        (1) one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

        (2) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of debentures or common stock effected at a United States office of a broker) are met or the holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

     The holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the holder's income tax liability by filing a refund claim with the Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. Incorporated has agreed to purchase, and AIG has agreed to sell to it, the entire principal amount of the debentures.

     The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the debentures offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. Morgan Stanley & Co. Incorporated is obligated to take and pay for all of the debentures offered by this prospectus if any such debentures are taken.

     If Morgan Stanley & Co. Incorporated sells more than $1,519,734,000 principal amount of debentures, Morgan Stanley & Co. Incorporated has an option to buy up to an additional $227,960,000 principal amount of debentures from AIG to cover such sales. Morgan Stanley & Co. Incorporated may exercise that option for 30 days.

     The following table shows the per debenture and total underwriting discounts to be paid to Morgan Stanley & Co. Incorporated by AIG. Such amounts are shown assuming both no exercise and full exercise of Morgan Stanley & Co. Incorporated's option to purchase $227,960,000 additional principal amount of debentures.

                                            NO EXERCISE       FULL EXERCISE
                                            -----------       -------------
Per Debenture.............................   $             $
          Total...........................   $             $

     Morgan Stanley & Co. Incorporated initially proposes to offer part of the debentures directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $ -- per debenture. After the debentures are released to the public, the offering price and other selling terms may from time to time be varied by Morgan Stanley & Co. Incorporated.

     The debentures are a new issue of securities with no established trading market. Morgan Stanley & Co. Incorporated has advised AIG that it presently intends to make a market in the debentures as permitted by applicable laws and regulations. Morgan Stanley & Co. Incorporated is not obligated, however, to make a market in the debentures and any such market-making activity may be discontinued at any time at the sole discretion of Morgan Stanley & Co. Incorporated. Accordingly, AIG cannot assure the holders as to the liquidity of, or trading markets for, the debentures.

     In connection with the offering, Morgan Stanley & Co. Incorporated may purchase and sell debentures and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Morgan Stanley & Co. Incorporated of a greater principal amount of debentures than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than Morgan Stanley & Co. Incorporated's option to purchase additional debentures from AIG in the offering. Morgan Stanley & Co. Incorporated may close out any covered short position by either exercising its option to purchase additional debentures or purchasing debentures in the open market. In determining the source of debentures to close out the covered short position, Morgan Stanley & Co. Incorporated will consider, among other things, the price of debentures available for purchase in the open market as compared to the price at which it may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. Morgan Stanley & Co. Incorporated must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if Morgan Stanley & Co. Incorporated is concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of debentures made by Morgan Stanley & Co. Incorporated in the open market prior to the completion of the offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the debentures and may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     From time to time, Morgan Stanley & Co. Incorporated or its affiliates have in the past provided and in the future may provide investment banking and other services to AIG, for which they have received and will receive customary compensation.

     AIG has agreed to indemnify Morgan Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act of 1933.

     The expenses of the offering, not including the underwriting discount, are estimated to be $788,000.

                      WHERE YOU CAN FIND MORE INFORMATION

     AIG is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Office: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web Site at http://www.sec.gov. which contains reports and other information regarding registrants that file electronically with the SEC.

     AIG common stock is listed on the NYSE and AIG's reports, proxy statements and other information can be inspected at such Exchange at 20 Broad Street, New York, New York 10005.

     This prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by AIG with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with applicable rules and regulations of the SEC. For further information pertaining to AIG and the debentures offered hereby, reference is made to the Registration Statement and the exhibits thereto.

                           INCORPORATION BY REFERENCE

     The following documents have been filed by AIG with the SEC (File No. 1-8787) and are incorporated herein by reference:

          (1) AIG's Annual Report on Form 10-K for the year ended December 31, 2000;

          (2) AIG's Quarterly Report on Form l0-Q for the quarter ended March 31, 2001;

          (3) AIG's Quarterly Report on Form l0-Q for the quarter ended June 30, 2001; and

          (4) AIG's Current Reports on Form 8-K, dated August 29, 2001, September 18, 2001, October 9, 2001 and November 6, 2001.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein is modified or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     AIG will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents (excluding exhibits unless specifically incorporated by reference into such documents) referred to above which have been or may be incorporated herein by reference and not furnished herewith. Requests for such documents should be directed to AIG's Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone (212) 770-6293.

                  VALIDITY OF THE DEBENTURES AND COMMON STOCK

     The validity of the debentures and shares of common stock initially issuable upon conversion of the debentures offered hereby will be passed upon for us by Kathleen E. Shannon, Vice President, Secretary and Associate General Counsel, and for Morgan Stanley & Co. Incorporated by Davis Polk & Wardwell, New York, New York. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than 1% of the outstanding shares of common stock.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of American International Group, Inc. at December 31, 2000 and 1999 and for the three-year period ended December 31, 2000 included in AIG's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference. Those consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon their report given upon the authority of that firm as experts in accounting and auditing.

     The supplemental consolidated financial statements and financial statement schedules of American International Group, Inc. at December 31, 2000 and 1999 and for the three-year period ended December 31, 2000 included in AIG's Current Report on Form 8-K, dated October 9, 2001, and incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference in reliance upon their report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of American General Corporation incorporated by reference in American General's Annual Report on Form 10-K for the year ended December 31, 2000 and the related financial statement schedules included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and included in AIG's Current Report on Form 8-K, dated October 9, 2001 and incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                   [AIG Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a statement of the expenses (all of which are estimated other than the SEC registration fee) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
SEC registration fee........................................   $287,501
Legal fees and expenses.....................................    275,000
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................     10,000
Accounting fees and expenses................................     50,000
Printing fees...............................................    125,000
Trustee's fees and expenses.................................     10,000
Miscellaneous...............................................     30,000
                                                               --------
          Total.............................................   $787,501
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG's by-laws contains a similar provision.

     The amended and restated certificate of incorporation also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS

     See Exhibits Index which is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if the change in volume represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of November, 2001.

                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By:      /s/ HOWARD I. SMITH
                                            ------------------------------------
                                                      Howard I. Smith
                                                Executive Vice President and
                                                  Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M. R. Greenberg, Edward E. Matthews and Howard I. Smith, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-law and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                SIGNATURE                                  TITLE                         DATE
------------------------------------------  -----------------------------------    ----------------

           /s/ M. R. GREENBERG              Chairman, Chief Executive Officer      November 7, 2001
------------------------------------------    and Director (Principal Executive
             M. R. Greenberg                  Officer)

           /s/ HOWARD I. SMITH              Executive Vice President, Chief        November 7, 2001
------------------------------------------    Financial Officer and Director
             Howard I. Smith                  (Principal Financial Officer)

         /s/ MICHAEL J. CASTELLI            Vice President and Comptroller         November 7, 2001
------------------------------------------    (Principal Accounting Officer)
           Michael J. Castelli

         /s/ M. BERNARD AIDINOFF                         Director                  November 7, 2001
------------------------------------------
           M. Bernard Aidinoff

              /s/ ELI BROAD                              Director                  November 7, 2001
------------------------------------------
                Eli Broad

            /s/ PEI-YUAN CHIA                            Director                  November 7, 2001
------------------------------------------
              Pei-Yuan Chia

          /s/ MARSHALL A. COHEN                          Director                  November 7, 2001
------------------------------------------
            Marshall A. Cohen

                SIGNATURE                                  TITLE                         DATE
------------------------------------------  -----------------------------------    ----------------
        /s/ BARBER B. CONABLE, JR.                       Director                  November 7, 2001
------------------------------------------
          Barber B. Conable, Jr.

         /s/ MARTIN S. FELDSTEIN                         Director                  November 7, 2001
------------------------------------------
           Martin S. Feldstein

           /s/ ELLEN V. FUTTER                           Director                  November 7, 2001
------------------------------------------
             Ellen V. Futter

            /s/ CARLA A. HILLS                           Director                  November 7, 2001
------------------------------------------
              Carla A. Hills

         /s/ FRANK J. HOENEMEYER                         Director                  November 7, 2001
------------------------------------------
           Frank J. Hoenemeyer

                                                         Director
------------------------------------------
           Richard C. Holbrooke

          /s/ EDWARD E. MATTHEWS                         Director                  November 7, 2001
------------------------------------------
            Edward E. Matthews

           /s/ THOMAS R. TIZZIO                          Director                  November 7, 2001
------------------------------------------
             Thomas R. Tizzio

           /s/ EDWARD S.W. TSE                           Director                  November 7, 2001
------------------------------------------
             Edward S.W. Tse

            /s/ JAY S. WINTROB                           Director                  November 7, 2001
------------------------------------------
              Jay S. Wintrob

           /s/ FRANK G. WISNER                           Director                  November 7, 2001
------------------------------------------
             Frank G. Wisner

            /s/ FRANK G. ZARB                            Director                  November 7, 2001
------------------------------------------
              Frank G. Zarb

                                 EXHIBITS INDEX

EXHIBIT
NUMBER                       DESCRIPTION                               LOCATION
-------                      -----------                               --------
 1.1      --   Form of Underwriting Agreement.          Filed herewith.
 3(i)(a)  --   Restated Certificate of Incorporation    Incorporated by reference to Exhibit
               of AIG.                                  3(i) to AIG's Annual Report on Form
                                                        10-K for the year ended December 31,
                                                        1996 (File No. 1-8787).
 3(i)(b)  --   Certificate of Amendment of Certificate  Incorporated by reference to Exhibit
               of Incorporation of AIG, filed June 3,   3(i) to AIG's Quarterly Report on Form
               1998.                                    10-Q for the quarter ended June 30,
                                                        1998 (File No. 1-8787).
 3(i)(c)  --   Certificate of Amendment of Certificate  Incorporated by reference to Exhibit
               of Incorporation of AIG, filed June 5,   3(i)(c) to AIG's Registration Statement
               2000.                                    on Form S-4 as filed with the
                                                        Securities and Exchange Commission on
                                                        September 29, 2000 (File No.
                                                        333-45828).
 3(ii)    --   By-laws of AIG.                          Incorporated by reference to Exhibit
                                                        3(ii) to AIG's Annual Report on Form
                                                        10-K for the year ended December 31,
                                                        2000 (File No. 1-8787).
 4.1      --   Form of Indenture between AIG and The    Filed herewith.
               Bank of New York, as trustee.
 5.1      --   Validity opinion of Kathleen E.          Filed herewith.
               Shannon, Vice President, Secretary and
               Associate General Counsel.
 8.1      --   Tax opinion of Sullivan & Cromwell.      Filed herewith.
12.1      --   Statement re computation of ratios of    Incorporated by reference to Exhibit 12
               earnings to fixed charges.               to AIG's Current Report on Form 8-K
                                                        (File No. 1-8787), dated October 9,
                                                        2001, and to Exhibit 12 to AIG's
                                                        Quarterly Report on Form 10-Q for the
                                                        quarter ended June 30, 2001 (File No.
                                                        1-8787).
23.1      --   Consent of PricewaterhouseCoopers LLP,   Filed herewith.
               independent accountants for AIG.
23.2      --   Consent of Ernst & Young LLP,            Filed herewith.
               independent auditors for American
               General.
23.3      --   Consent of Kathleen E. Shannon, Vice     Included in Exhibit 5.1.
               President, Secretary and Associate
               General Counsel.
23.4      --   Consent of Sullivan & Cromwell, tax      Included in Exhibit 8.1.
               counsel for AIG.
24.1      --   Powers of Attorney.                      Included in the signature page of this
                                                        Registration Statement.
25.1      --   Form T-1 Statement of Eligibility under  Filed herewith.
               the Trust Indenture Act of 1939 of The
               Bank of New York, as trustee.